Exhibit 10.25

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

Restricted Stock Unit Award Notice under the UAL Corporation 2008 Incentive Compensation Plan, dated as of «Grant_Month» «Grant_Day», «Grant_Year», between UAL Corporation, a Delaware corporation (the “Company”), and «Grantee_First_Name» «Grantee_Last_Name».

This Restricted Stock Unit Award Notice (the “Award Notice”) sets forth the terms and conditions of an award of «RSUs» restricted stock units (the “Award”) that are subject to the terms and conditions specified herein (“RSUs”) and that are granted to you under the UAL Corporation 2008 Incentive Compensation Plan (the “Plan”). This award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered to you), subject to the terms of this Agreement, either a share of the Company’s Common Stock, $0.01 par value (a “Share”), or a cash payment, for each RSU as set forth in Section 3 below.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Performance Period” means the applicable period beginning on January 1 and ending on December 31.

“Vesting Date” means the date on which you become entitled to delivery of either Shares or cash in settlement of the RSUs subject to this Award Notice, as provided in Section 3(a) of this Award Notice.

SECTION 3. Vesting and Delivery. (a) Vesting. (i) On each Vesting Date set forth below, you shall become entitled to either delivery of Shares or a cash payment in settlement of the number of RSUs that corresponds to such Vesting Date, as specified in the chart below, provided that you remain actively employed by the Company or an Affiliate on the relevant Vesting Date and, unless otherwise determined by the Committee in its sole discretion, the Company achieves the Performance Goals (as defined in the Plan) for the applicable Performance Period. The Committee shall, in its sole discretion, determine the Performance Goals for the applicable Performance Period by March 31 of such Performance Period. In addition, following the applicable Performance Period, the Committee shall, in its sole discretion, determine whether the Performance Goals have been met.

Scheduled Vesting Date	Applicable Performance Period	Portion of the Award That Vests	Number of RSUs That Vest
«Vesting_Date_1»
«Vesting_Date_2»
«Vesting_Date_3»

(ii) In the event of your Termination of Employment by reason of death or Disability, you shall immediately become entitled to settlement of all outstanding RSUs.

(iii) In the event of a Change of Control prior to your Termination of Employment, notwithstanding any provision of Section 8(a) of the Plan to the contrary, you shall immediately become entitled to settlement of all outstanding RSUs.

(b) Delivery of Shares or Cash Pursuant to Settlement of RSUs. The Committee shall, in its sole discretion, determine whether the RSUs that are scheduled to be settled on each Vesting Date will be settled in Shares or in cash. If the RSUs are settled in Shares, the Company shall deliver to you, on such Vesting Date, one Share for each RSU that is scheduled to be settled on such date in accordance with the terms of this Award Notice. If the RSUs are settled in cash, you shall receive a lump sum cash payment on such Vesting Date, in accordance with the terms of this Award Notice, equal to the closing price of the Company’s Common Stock on the Nasdaq Global Select Market on the trading date immediately preceding the applicable Vesting Date, multiplied by the number of RSUs that correspond to such date. Upon settlement, a number of RSUs equal to the number of shares of Common Stock represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.

SECTION 4. Forfeiture of RSUs. Unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Notice, Section 8 of the Plan regarding Change of Control or Section 9(a) of the Plan regarding Termination of Employment as a result of death or Disability, if the Vesting Date with respect to any RSUs awarded to you pursuant to this Award Notice has not occurred prior to the date of your Termination of Employment, your rights with respect to such RSUs shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto. For the avoidance of doubt, except as otherwise determined by the Committee in its sole discretion, if the Company fails to achieve the applicable Performance Goals for the applicable Performance Period, you shall forfeit the RSUs that were scheduled to vest on the applicable Vesting Date.

SECTION 5. Voting Rights; Dividends. You do not have any of the rights of a stockholder with respect to the RSUs granted to you pursuant to this Award Notice. Prior to the date on which Shares (if any) are delivered to you in settlement of RSUs pursuant to this Award Notice, you shall not be entitled to exercise any voting rights or to receive any dividends declared or paid with respect to any Shares underlying such RSUs.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares or cash pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan. If the RSUs are settled in Shares, the Company will withhold from the number of Shares otherwise deliverable to you pursuant to Section 3(b) a number of Shares having a Fair Market Value equal to such withholding liability. If the RSUs are settled in cash, the Company will withhold from such cash payment an amount equal to such withholding liability. The Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares (if any) issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

IN WITNESS WHEREOF, the Company has duly executed this Award Notice as of the date first written above.

UAL CORPORATION

by
Name: Glenn F. Tilton
Title: Chairman, President & CEO